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                                                                       EXHIBIT 5

                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                                127 Public Square
                           Cleveland, Ohio 44114-1304

                                 March 11, 2002


OM Group, Inc.
OMG Americas, Inc.
OMG Fidelity, Inc.
OMG Jett, Inc.
SCM Metal Products, Inc.
OM Holdings, Inc.
OMG KG Holdings, Inc.
OMG Michigan, Inc.
dmc2 Electronic Components Corporation
 c/o OM Group, Inc.
     50 Public Square
     Suite 3500
     Cleveland, Ohio 44113

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by OM Group, Inc. (the "Company") and by OMG Americas, Inc., OMG Fidelity, Inc., OMG Jett, Inc., SCM Metal Products, Inc., OM Holdings, Inc., OMG KG Holdings, Inc., OMG Michigan, Inc., and dmc2 Electronic Components Corporation (collectively, the "Subsidiary Guarantors") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange up to $400,000,000 aggregate principal amount of new 9 1/4% Senior Subordinated Notes due 2011 (the "Exchange Notes") for an equal principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2011 (the "Original Notes"), together with the related guarantee by the Subsidiary Guarantors of the Exchange Notes. The Original Notes were issued, and the Exchanges Notes are issuable, pursuant to an Indenture, dated as of December 12, 2001, among the Company, the Subsidiary Guarantors and the Bank of New York, as Trustee (the "Indenture"). We have examined the Indenture, the Original Notes, the form of the Exchange Notes and such other documents and matters of law as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Exchange Notes, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and when issued in exchange for Original Notes as contemplated in the Registration Statement, will constitute legally valid and binding obligations


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of the Company and will be entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the enforcement of creditors' rights and to general principles of equity (whether considered in a proceeding at law or in equity).

         2. The guarantees by the Subsidiary Guarantors of the Exchange Notes, when executed by the Subsidiary Guarantors in accordance with the provisions of the Indenture and when issued as contemplated in the Registration Statement, will constitute legally valid and binding obligations of the Subsidiary Guarantors and will be entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the enforcement of creditors' rights and to general principles of equity (whether considered in a proceeding at law or in equity).

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not admit we come within the category of persons whose consent is required by the Securities Act or the rules under that Act.


                             Respectfully submitted,


                             /s/ Squire, Sanders & Dempsey L.L.P.